Exhibit 99.3
Dobson Communications Announces the Issuance of an Additional $10 Million of Its
Senior Convertible Debentures
OKLAHOMA CITY, Oct. 11, 2005 — Dobson Communications Corporation (Nasdaq:DCEL) today announced that the initial purchasers of its September 2005 private offering of $150.0 million principal amount of 1.5% Senior Convertible Debentures due 2025 have exercised their right to purchase an additional $10.0 million principal amount of debentures. The sale of the additional debentures is expected to close on October 13, 2005. Following the closing, the aggregate principal amount of debentures outstanding will be $160.0 million.
The Company intends to use the net proceeds from the sale of the debentures, along with the net proceeds of its September 2005 sale of $150.0 million principal amount of Senior Floating Rate Notes due 2012 and cash on hand, to pay the redemption price, including accrued interest and the applicable redemption premium, for the redemption of the entire $299.0 million outstanding principal amount of the Company’s 10.875% Senior Notes due 2010.
The debentures are being offered only to qualified institutional buyers under Rule 144A. The debentures (including any shares of Class A common stock issuable upon conversion thereof) have not been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
CONTACT: Dobson Communications Corporation
     Richard Sewell, Treasurer
     (405) 529-8674